CONTACT:
U.S. Physical Therapy, Inc.
Carey Hendrickson, Chief Financial Officer
          Email: Chendrickson@usph.com
Chris Reading, Chief Executive Officer
(713) 297-7000
Three Part Advisors
Joe Noyons
(817) 778-8424

U.S. Physical Therapy Reports
Fourth Quarter and Full Year 2024 Results

Reports Record Quarterly Patient Volume
Company Provides 2025 Earnings Guidance

Houston, TX, February 26, 2025   – U.S. Physical Therapy, Inc. (“USPH” or the “Company”) (NYSE: USPH), a national operator of outpatient physical therapy clinics and provider of industrial injury prevention services, today reported results for the three months and year ended December 31, 2024.

FINANCIAL HIGHLIGHTS

Year Ended December 31, 2024 versus Year Ended December 31, 2023

•
Adjusted EBITDA (1), a non-Generally Accepted Accounting Principles (“GAAP”) measure, was $81.8 million for the year ended December 31, 2024 (“2024 Year”), an increase of $3.9 million, from $77.9 million for the year ended December 31, 2023 (“2023 Year”).

•
Operating Results (1), a non-GAAP measure, was $36.9 million for the 2024 Year, an increase of $0.5 million, from $36.4 million in the 2023 Year. On a per share basis, Operating Results were $2.45 in the 2024 Year compared to $2.57 in the 2023 Year due to the increase in the number of shares outstanding associated with the Company’s secondary offering completed in May 2023. In addition, the 2024 Year includes a $1.0 million true-up of income tax expense recorded during the three months ended December 31, 2024 (“2024 Fourth Quarter”).

•
Net income attributable to USPH’s shareholders (“USPH Net Income”), a GAAP measure, was $31.4 million for the 2024 Year compared to $28.2 million for the 2023 Year. For the 2024 Year, USPH Net Income included a charge of $4.4 million (prior to allocation of the related minority interest and income taxes) related to the closure of 45 underperforming clinics, a non-cash charge of $2.4 million (prior to allocation of income taxes) related to the impairment of assets held for sale and a $1.0 million true-up of income tax expense.  For the 2023 Year, USPH Net Income included a charge of $17.5 million (prior to the allocation of minority interest and income taxes) related to the impairment of goodwill and other intangible assets.

•
In accordance with GAAP, the revaluation of noncontrolling interest, net of taxes, is not included in net income but is charged directly to retained earnings; however, this change is included in the computation of earnings per share.  Earnings per share, was $1.84 for the 2024 Year compared to $1.28 for the 2023 Year.

U.S. Physical Therapy Press Release	Page 2
February 26, 2025

Fourth Quarter Ended December 31, 2024 versus Fourth Quarter Ended December 31, 2023
•	Non-GAAP Adjusted EBITDA (1) for the 2024 Fourth Quarter was $21.8 million compared to $19.0 million for the fourth quarter ended December 31, 2023 (“2023 Fourth Quarter”).
•
Non-GAAP Operating Results (1)  for the 2024 Fourth Quarter was $7.8 million, or $0.51 per share, compared to $8.9 million, or $0.59 per share, for the 2023 Fourth Quarter.  The 2024 Fourth Quarter includes a $1.0 million true-up of income tax expense.

•
USPH Net Income was $9.2 million for the 2024 Fourth Quarter compared to $0.7 million for the 2023 Fourth Quarter.  For the 2024 Fourth Quarter, USPH Net Income included a charge of $0.2 million (prior to allocation of the related minority interest and income taxes) related to the closure of underperforming clinics, a non-cash charge of $2.4 million (prior to allocation of income taxes) related to the impairment of assets held for sale and a $1.0 million true-up of income tax expense.  For the 2023 Fourth Quarter, USPH Net Income included a charge of $17.5 million (prior to the allocation of minority interest and income taxes) related to the impairment of goodwill and other intangible assets.

•
In accordance with GAAP, the revaluation of redeemable non-controlling interest, net of taxes, is not included in net income but is charged directly to retained earnings; however, this change is included in the computation of earnings per share. Earnings per share for the 2024 Fourth Quarter was $0.52 compared to net loss per share of $0.38 for the 2023 Fourth Quarter.

•	Total revenue from physical therapy operations for the 2024 Fourth Quarter increased $19.2 million, or 14.2%, to $153.8 million.
•
Net rate per patient visit for the 2024 Fourth Quarter increased to $104.73 from $103.68 for the 2023 Fourth Quarter, an increase of 1.0%, despite the 1.8% Medicare rate reduction which went into effect at the beginning of 2024 and the impact of acquisitions added during the quarter with net rates below the Company’s average net rate. The increase in net rate per patient visit reflects the Company’s strategic priority of increasing reimbursement rates through contract negotiations with commercial and other payors.

•
Average daily patient visits per clinic was 31.7 for the 2024 Fourth Quarter, a record-high for a quarter in the Company’s history, compared to 29.9 in the comparable prior year quarter. Total patient visits were 1,432,801 in the 2024 Fourth Quarter, a 13.0% increase from the 2023 Fourth Quarter.

•
Industrial injury prevention services (“IIP”) revenue was $26.6 million for the 2024 Fourth Quarter, an increase of 32.1% as compared to the 2023 Fourth Quarter.  IIP gross profit was $4.9 million in the 2024 Fourth Quarter, an increase of $0.7 million, or 15.6%, from $4.3 million in the 2023 Fourth Quarter.

•
During the 2024 Fourth Quarter, the Company added 70 clinics (through acquisition or denovos) and closed 2 clinics bringing its total owned and/or managed clinic count to 768 as of December 31, 2024, compared to 714 as of December 31, 2023.

•
On October 31, 2024, the Company acquired a 50% equity interest in a management services organization that provides management and administrative services to 50 physical therapy clinics with the original owners retaining a 50% equity interest. Through its managed therapy providers, the acquired company currently generates approximately $64.0 million in annual revenue and approximately $12.0 million in annual EBITDA on a consolidated basis.

•
On November 30, 2024, the Company acquired a 75% equity interest in an eight-clinic practice with the practice owners retaining a 25% equity interest. The business currently generates $6.5 million in annual revenues and 43,000 annual visits.

•
The Company’s Board of Directors raised the Company’s quarterly dividend rate from $0.44 per share to $0.45 per share, effective immediately, and declared a quarterly dividend for the first quarter of 2025 at the higher rate.  The dividend will be payable on April 11, 2025, to shareholders of record on March 14, 2025.

•	Management currently expects the Company’s Adjusted EBITDA for 2025 to be in the range of $88 million to $93 million. See “Management Provides 2025 Guidance” below for more information.

(1)
These are Non-GAAP Measures. See pages 13 to 15 of this release for the definition and reconciliation of Non-GAAP Adjusted EBITDA, Non-GAAP Operating Results and other Non-GAAP measures to the most directly comparable GAAP measure.

MANAGEMENT’S COMMENTS

Chris Reading, Chief Executive Officer, said, “The past few years have been particularly challenging for our industry due in large part to the intersection and impact of Medicare reimbursement reductions done in sequence, and the rising cost of people and goods, impacted by inflation and exacerbated by a tight labor market.  Despite those headwinds, our entire team has worked to find a way to grow in volume, rate, and ultimately in profit, although those results are certainly muted due to the cumulative Medicare reductions, which have been significant. As we near what we expect to be the end of these rate headwinds, we have found additional capabilities in terms of visit growth, new market expansions, positive commercial rate renegotiations and other initiatives we believe will deliver additional capacity and profitability in the future.  We continue to work on the cost side of our business, which is largely people driven and, being a people-centric company, this has proven to be our greatest challenge and one where we are not (yet) satisfied with our result.  To that end, we are piloting several initiatives which we believe could be impactful to our overall cost and labor efficiency while we continue more traditional efforts as well.  We expect 2025 to be a solid growth year supported by these initiatives, a continued record demand for our services, further expected rate lift, and recent acquisitions in both physical therapy and our injury prevention business.”

U.S. Physical Therapy Press Release	Page 3
February 26, 2025

2024 FOURTH QUARTER VERSUS 2023 FOURTH QUARTER
Additional supplemental tables of financial and performance metrics are presented on page 16 of this release.

Physical Therapy Operations

	Three Months Ended		Variance
	December 31, 2024	December 31, 2023		$	%
	(In thousands, except percentages)
Revenue related to:
Mature Clinics (1)	$126,129	$122,235	$3,894		3.2%
Clinic additions (2)	23,931	6,526	17,405		* (6)
Clinics sold or closed (3)	-	2,691	(2,691)		* (6)
Net patient revenue	150,060	131,452	18,608		14.2%
Other (4)	3,747	3,177	570		17.9%
Total	153,807	134,629	19,178		14.2%
Operating costs (4)	126,214	108,380	17,834		16.5%
Gross profit	$27,593	$26,249	$1,344		5.1%

Financial and operating metrics (not in thousands):
Net rate per patient visit (1)	$104.73	$103.68	$1.05		1.0%
Patient visits (1)	1,432,801	1,267,842	164,959		13.0%
Average daily visits per clinic (1)	31.7	29.9	1.8		6.0%
Gross margin	17.9%	19.5%
Salaries and related costs per visit, clinics (5)	$63.00	$59.72	$3.28		5.5%
Operating costs per visit, clinics (5)	$86.72	$84.09	$2.63		3.1%

(1) See Glossary of Terms - Revenue Metrics for definition.
(2) Includes 103 and 46 clinics added during the years ended December 31, 2024 and 2023, respectively.
(3) Includes 45 and 15 clinics closed during the years ended December 31, 2024 and 2023, respectively.
(4) Includes revenues and costs from management contracts.
(5) Excludes costs from management contracts.
(6) Not meaningful.

U.S. Physical Therapy Press Release	Page 4
February 26, 2025

Net revenue from physical therapy operations increased $19.2 million, or 14.2%, to $153.8 million for the 2024 Fourth Quarter from $134.6 million for the 2023 Fourth Quarter. This increase was due to the increase in visits from the 58 net new clinics added since the comparable prior year period, a 3.1% increase in visits at mature clinics and an increase in net rate per patient visit.  The increase in net rate per patient visit was mainly driven by higher reimbursement rates from commercial and other payors as a result of contract negotiations.

Operating costs from physical therapy operations increased $17.8 million, or 16.5%, to $126.2 million in the 2024 Fourth from $108.4 million in the 2023 Fourth Quarter primarily driven by the 58 net new clinics added since the comparable prior year period. Salaries and related costs per visit was $63.00 in the 2024 Fourth Quarter compared to $59.72 in the 2023 Fourth Quarter while total operating costs per visit was $86.72 compared to $84.09 over the same periods, respectively.

Gross profit from physical therapy operations in the 2024 Fourth Quarter increased $1.3 million, or 5.1%, to $27.6 million from $26.2 million in the 2023 Fourth Quarter while gross profit margin was 17.9% compared to 19.5% over the same periods, respectively.

Industrial Injury Prevention Services

	Three Months Ended		Variance
	December 31, 2024	December 31, 2023		$	%
	(In thousands, except percentages)
Net revenue	$26,639	$20,172	$6,467		32.1%
Operating costs	21,705	15,905	5,800		36.5%
Gross profit	$4,934	$4,267	$667		15.6%

Gross margin	18.5%	21.2%

IIP revenues increased $6.5 million, or 32.1%, to $26.6 million for the 2024 Fourth Quarter as compared to $20.2 million for the 2023 Fourth Quarter. Excluding the Company’s IIP acquisitions during the years 2023 and 2024, IIP revenues increased 18.5%.  Gross profit from IIP operations in the 2024 Fourth Quarter increased $0.7 million, or 15.6%, to $4.9 million from $4.3 million in the 2023 Fourth Quarter. The gross profit margin from IIP operations was 18.5% in the 2024 Fourth Quarter compared to 21.2% in the 2023 Fourth Quarter.
Corporate Office and Other Expenses

Corporate office costs were $15.6 million, or 8.6% of net revenue, in the 2024 Fourth Quarter compared to $13.9 million, or 9.0% of revenue in the 2023 Fourth Quarter.

A non-cash impairment charge of $2.4 million was recognized during the 2024 Fourth Quarter related to the impairment of assets held for sale, while $17.5 million of a non-cash impairment charge was recognized during the 2023 Fourth Quarter related to a reporting unit in the Company’s IIP segment.

Operating income was $14.5 million for the 2024 Fourth Quarter compared to an operating loss of $0.9 million for the 2023 Fourth Quarter.  Excluding the non-cash impairment charges and clinic closure costs, adjusted operating income (1), was $17.2 million in the 2024 Fourth Quarter compared to $16.6 million in the 2023 Fourth Quarter.

Interest expense was $2.0 million for both the 2024 Fourth Quarter and the 2023 Fourth Quarter. The interest rate on the Company’s credit facility was 4.8% for the 2024 Fourth Quarter and 4.7% for the 2023 Fourth Quarter, with an all-in effective interest rate including all associated costs, of 5.5% and 5.4% over the same periods, respectively.
Interest income from investing excess cash (primarily proceeds from the secondary offering sale of the Company’s stock completed in May 2023) in a high-yield savings account decreased to $0.3 million during the 2024 Fourth Quarter from $1.6 million in the 2023 Fourth Quarter due to a lower cash balance as a result of cash used for business acquisitions.
The Company revalued contingent and put-right liabilities related to certain acquisitions and recognized a net gain (a decrease in the related liabilities) of $5.2 million in the 2024 Fourth Quarter compared to $1.2 million in the 2023 Fourth Quarter.
The provision for income taxes was $5.8 million in the 2024 Fourth Quarter compared to $1.4 million in the 2023 Fourth Quarter.  The 2024 Fourth Quarter includes a $1.0 million true-up of income tax expense.

(1)
These are Non-GAAP Measures. See pages 13 to 15 of this release for the definition and reconciliation of Non-GAAP Adjusted EBITDA, Non-GAAP Operating Results and other Non-GAAP measures to the most directly comparable GAAP measure.

USPH Net Income and Non-GAAP Measures

Net income attributable to non-controlling interest (temporary and permanent) was $3.3 million in the 2024 Fourth Quarter compared to net loss attributable to non-controlling interest of $1.9 million in the 2023 Fourth Quarter.

USPH Net Income was $9.2 million for the 2024 Fourth Quarter compared to $0.7 million for the 2023 Fourth Quarter.  For the 2024 Fourth Quarter, USPH Net Income included a charge of $0.2 million (prior to allocation of the related minority interest and income taxes) related to the closure of underperforming clinics, a non-cash charge of $2.4 million (prior to allocation of income taxes) related to the impairment of assets held for sale and a $1.0 million true-up of income tax expense.  For the 2023 Fourth Quarter, USPH Net Income included a charge of $17.5 million (prior to the allocation of minority interest and income taxes) related to the impairment of goodwill and other intangible assets.
In accordance with GAAP, the revaluation of redeemable non-controlling interest, net of taxes, is not included in net income but is charged directly to retained earnings; however, this change is included in the computation of earnings per share. Earnings per share for the 2024 Fourth Quarter was $0.52 compared to net loss per share of $0.38 for the 2023 Fourth Quarter.

Non-GAAP Adjusted EBITDA (1) was $21.8 million for the 2024 Fourth Quarter, an increase of $2.8 million, from $19.0 million for the 2023 Fourth Quarter.  Non-GAAP Operating Results (1) was $7.8 million, or $0.51 per share, in the 2024 Fourth Quarter, a decrease of $1.2 million, or $0.08 per share, as compared to $8.9 million, or $0.59 per share, in the 2023 Fourth Quarter.

(1)
These are Non-GAAP Measures. See pages 13 to 15 of this release for the definition and reconciliation of Non-GAAP Adjusted EBITDA, Non-GAAP Operating Results and other Non-GAAP measures to the most directly comparable GAAP measure.

U.S. Physical Therapy Press Release	Page 5
February 26, 2025

2024 YEAR VERSUS 2023 YEAR

Total net revenue for the 2024 Year increased $66.5 million, or 11.0%, to $671.3 million from $604.8 million for the 2023 Year while operating costs increased $64.1 million, or 13.3%, to $547.4 million from $483.3 million over the same periods, respectively. Gross profit, which included $4.4 million of costs associated with the 45 clinic closures, was $123.9 million, or 18.5% of net revenue, during the 2024 Year compared to $121.5 million, or 20.1% of net revenue, for the 2023 Year. Excluding the clinic closure costs, Adjusted gross profit (1) for the 2024 Year was $128.3 million, or 19.1% of net revenue, compared to $121.7 million, or 20.1% of net revenue, for the 2023 Year.

Revenues from physical therapy operations increased $47.9 million, or 9.1%, to $574.4 million in the 2024 Year compared to $526.5 million in the 2023 Year. This increase was primarily due to the increase in volume from the 58 net clinics added since the comparable prior year period, a 1.5% increase in visits at mature clinics and an increase in net rate per patient visit to $104.71 for the 2024 Year from $102.80 for the 2023 Year. Gross profit from physical therapy operations, which included $4.4 million of costs associated with the 45 clinic closures, was $103.9 million, or 18.1% of net revenue, for the 2024 Year compared to $105.1 million, or 20.0% of net revenue, for the 2023 Year. Excluding the clinic closure costs, adjusted physical therapy gross profit (1) was $108.3 million, or 18.9% of net revenue, in the 2024 Year compared to $105.2 million, or 20.0% of net revenue, in the 2023 Year.

Revenues from IIP increased $18.7 million, or 23.8%, to $96.9 million for the 2024 Year from $78.3 million for the 2023 Year. Gross profit from IIP operations increased $3.5 million, or 21.5%, to $20.0 million for the 2024 Year from $16.4 million for the 2023 Year while the gross profit margin from IIP operations was 20.6% for the 2024 Year compared to 21.0% for the 2023 Year.

Corporate office costs were $58.3 million, or 8.7% of net revenue, in the 2024 Year, compared to $52.0 million, or 8.6% of net revenue, in the 2023 Year.

A non-cash impairment charge of $2.4 million was recognized during the 2024 Year related to the impairment of assets held for sale while $17.5 million of non-cash impairment charge was recognized during the 2023 Year related to a reporting unit in the Company’s IIP segment.

Operating income was $63.2 million for the 2024 Year compared to $52.1 million for the 2023 Year. Excluding the clinic closure costs and non-cash impairment charges, adjusted operating income (1) was $70.0 million during the 2024 Year compared to $69.7 million during the 2023 Year.

Other expenses were $3.0 million in the 2024 Year compared to $2.7 million in the 2023 Year, with the increase primarily due to increased net expense related to the fair value adjustments of certain contingent earn-out consideration and a put liability partially offset by lower interest expense as a result of lower outstanding borrowings and higher interest income from investing excess cash associated with proceeds from the Company’s secondary offering completed in May 2023.

The provision for income tax was $14.6 million for the 2024 Year and $12.2 million for the 2023 Year while the effective tax rate was 31.7% and 30.1% over the same periods, respectively.  The 2024 Year includes a $1.0 million true-up of income tax expense.

USPH Net Income was $31.4 million for the 2024 Year compared to $28.2 million for the 2023 Year.  For the 2024 Year, USPH Net Income included a charge of $4.4 million (prior to allocation of the related minority interest and income taxes) related to the closure of 45 underperforming clinics, a non-cash charge of $2.4 million (prior to allocation of income taxes) related to the impairment of assets held for sale and a $1.0 million true-up of income tax expense.  For the 2023 Year, USPH Net Income included a charge of $17.5 million (prior to the allocation of minority interest and income taxes) related to the impairment of goodwill and other intangible assets.
In accordance with GAAP, the revaluation of noncontrolling interest, net of taxes, is not included in net income but is charged directly to retained earnings; however, this change is included in the computation of earnings per share.  Earnings per share, was $1.84 for the 2024 Year compared to $1.28 for the 2023 Year.
Non-GAAP Adjusted EBITDA (1) was $81.8 million for the 2024 Year, an increase of $3.9 million, from $77.9 million for the 2023 Year.  Non-GAAP Operating Results (1) was $36.9 million for the 2024 Year, an increase of $0.5 million, from $36.4 million for the 2023 Year. On a per share basis, Operating Results (1) decreased to $2.45 for the 2024 Year from $2.57 for the 2023 Year due to the increase in the number of shares outstanding associated with the Company’s secondary offering completed in May 2023 and a $1.0 million true-up of income tax expense.
For additional information on 2024 Year results, please refer to the Company’s Annual Report on Form 10-K which is expected to be filed with the Securities and Exchange Commission on March 3, 2025.

(1)
These are Non-GAAP Measures. See pages 13 to 15 of this release for the definition and reconciliation of Non-GAAP Adjusted EBITDA, Non-GAAP Operating Results and other Non-GAAP measures to the most directly comparable GAAP measure.

U.S. Physical Therapy Press Release

February 26, 2025

BALANCE SHEET AND CASH FLOW

Total cash and cash equivalents were $41.4 million as of December 31, 2024, compared to $152.8 million at December 31, 2023, with the decrease primarily related to cash used for acquisitions during the 2024 Year. Additionally, the Company had $151.6 million of outstanding borrowings and $164.0 million in available credit under its credit facilities as of December 31, 2024, compared to $144.4 million of outstanding borrowings and $175.0 million in available credit under its credit facilities as of December 31, 2023.

RECENT ACQUISITIONS

On October 31, 2024, the Company acquired a 50% equity interest in a management services organization that provides management and administrative services to 50 physical therapy clinics with the owners retaining a 50% equity interest. Through its managed therapy providers, the acquired company currently generates approximately $64.0 million in annual revenue and approximately $12.0 million in annual EBITDA on a consolidated basis.
On November 30, 2024, the Company acquired a 75% equity interest in an eight-clinic practice with the practice owners retaining a 25% equity interest. The business currently generates $6.5 million in annual revenues and 43,000 annual visits.
The Company’s strategy is to continue acquiring multi-clinic outpatient physical therapy practices, to develop outpatient physical therapy clinics as satellites in existing partnerships and to continue acquiring companies that provide industrial injury prevention services.

QUARTERLY DIVIDEND

The Company’s Board of Directors increased the Company’s quarterly dividend on February 25, 2025, from $0.44 per share to $0.45 per share.  The Board of Directors subsequently declared a quarterly dividend of $0.45 per share payable on April 11, 2025, to shareholders of record on March 14, 2025.
2025 EARNINGS GUIDANCE
Management expects the Company’s Adjusted EBITDA for 2025 to be in the range of $88 million to $93 million.  As in previous years, we expect the first quarter to be the lowest quarter for EBITDA, approximately 20% of full year EBITDA, due to normal seasonal factors.  The previously announced Medicare rate reduction of approximately 2.9% effective January 1, 2025, is expected to reduce the Company’s revenue by approximately $6.5 million for the full year 2025 as compared to 2024, which equates to an EBITDA reduction of approximately $5.7 million, net of non-controlling interests.  Management expects to more than offset the decreases in revenue and EBITDA related to the Medicare rate reduction and other factors from:
■	the full-year contribution from acquisitions completed in 2024
■	the full-year impact of rate negotiations in commercial and other payor categories completed during 2024
■	the partial-year impact of rate negotiations in commercial and other payor categories expected to be completed during 2025
■	volume increases at the Company’s existing clinics, and
■	continued double-digit growth in the Company’s industrial injury prevention business.

The annual guidance figures will not be updated unless there is a material development that causes management to believe that Adjusted EBITDA will be significantly outside the given range.
CONFERENCE CALL INFORMATION

U.S. Physical Therapy’s management will host a conference call at 10:30 a.m. ET / 9:30 a.m. CT, on February 27, 2025, to discuss the Company’s financial results for the fourth quarter and year ended December 31, 2024. Interested parties may participate in the call by dialing (800) 445-7795 (Primary) or (785) 424-1699 (Alternate) and conference ID of USPHQ424. Please call approximately 10 minutes before the call is scheduled to begin. To listen to the live call, go to the Company’s website at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen live, a playback of the conference call can be accessed until May 28, 2025, at the Company’s website.

U.S. Physical Therapy Press Release	Page 7
February 26, 2025

FORWARD LOOKING STATEMENTS
This press release contains statements that are considered to be forward-looking within the meaning under Section 21E of the Securities Exchange Act of 1934, as amended. These statements contain forward-looking information relating to the financial condition, results of operations, plans, objectives, future performance and business of our Company. These statements (often using words such as “believes”, “expects”, “intends”, “plans”, “appear”, “should” and similar words) involve risks and uncertainties that could cause actual results to differ materially from those we expect. Included among such statements may be those relating to new clinics, availability of personnel and the reimbursement environment. The forward-looking statements are based on our current views and assumptions and actual results could differ materially from those anticipated in such forward-looking statements as a result of certain risks, uncertainties, and factors, which include, but are not limited to:

•	changes in Medicare rules and guidelines and reimbursement or failure of our clinics to maintain their Medicare certification and/or enrollment status;
•	revenue we receive from Medicare and Medicaid being subject to potential retroactive reduction;
•	changes in reimbursement rates or payment methods from third party payors including government agencies, and changes in the deductibles and co-pays owed by patients;
•	private third-party payors for our services may adopt payment policies that could limit our future revenue and profitability;
•	compliance with federal and state laws and regulations relating to the privacy of individually identifiable patient information, and associated fines and penalties for failure to comply;
•	compliance with state laws and regulations relating to the corporate practice of medicine and fee splitting, and associated fines and penalties for failure to comply ;
•
competitive, economic or reimbursement conditions in our markets which may require us to reorganize or close certain clinics and thereby incur losses and/or closure costs including the possible write-down or write-off of goodwill and other intangible assets;

•	the impact of future public health crises and epidemics/pandemics, such as was the case with the novel strain of COVID-19 and its variants;
•	certain of our acquisition agreements contain put-rights related to a future purchase of significant equity interests in our subsidiaries or in a separate company;
•	the impact of future vaccinations and/or testing mandates at the federal, state and/or local level, which could have an adverse impact on staffing, revenue, costs and the results of operations;
•	our debt and financial obligations could adversely affect our financial condition, our ability to obtain future financing and our ability to operate our business;
•	changes as the result of government enacted national healthcare reform;
•	the ability to control variable interest entities for which we do not have a direct ownership;
•	business and regulatory conditions including federal and state regulations;
•	governmental and other third party payor inspections, reviews, investigations and audits, which may result in sanctions or reputational harm and increased costs;
•	revenue and earnings expectations;
•	contingent consideration provisions in certain our acquisition agreements, the value of which may impact future financial results;
•	legal actions, which could subject us to increased operating costs and uninsured liabilities;
•	general economic conditions, including but not limited to inflationary and recessionary periods;
•
actual or perceived events involving banking volatility or limited liability, defaults or other adverse developments that affect the U.S or the international financial systems, may result in market wide liquidity problems which could have a material and adverse impact on our available cash and results of operations;

•	our business depends on hiring, training, and retaining qualified employees;
•	availability and cost of qualified physical therapists;
•
competitive environment in the industrial injury prevention services business, which could result in the termination or non-renewal of contractual service arrangements and other adverse financial consequences for that service line;

•	our ability to identify and complete acquisitions, and the successful integration of the operations of the acquired businesses;
•	impact on the business and cash reserves resulting from retirement or resignation of key partners and resulting purchase of their non-controlling interest (minority interests);
•	maintaining our information technology systems with adequate safeguards to protect against cyber-attacks;
•
a security breach of our or our third party vendors’ information technology systems may subject us to potential legal action and reputational harm and may result in a violation of the Health Insurance Portability and Accountability Act of 1996 of the Health Information Technology for Economic and Clinical Health Act;

•
maintaining clients for which we perform management, industrial injury prevention related services, and other services, as a breach or termination of those contractual arrangements by such clients could cause operating results to be less than expected.

•	maintaining adequate internal controls;
•	maintaining necessary insurance coverage;
•	availability, terms, and use of capital; and
•	weather and other seasonal factors.

Many factors are beyond our control. Given these uncertainties, you should not place undue reliance on our forward-looking statements. For additional information regarding these and other risks and uncertainties, that could cause actual results to differ materially from those contained in our forward-looking statements, please refer to “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Securities and Exchange Commission (“SEC”) on February 29, 2024 and any risk factors contained in subsequent quarterly and annual reports we file with the SEC. Our forward-looking statements represent our estimates and assumptions only as of the date of this report. Except as required by law, we are under no obligation to update any forward-looking statement as a result of new information, future events, or otherwise, except as required by law.

U.S. Physical Therapy Press Release	Page 8
February 26, 2025

GLOSSARY OF TERMS – REVENUE METRICS

Mature clinics are clinics opened or acquired prior to January 1, 2023, and are still operating as of the balance sheet date.

Net rate per patient visit is net patient revenue related to our physical therapy operations divided by total number of patient visits (defined below) during the periods presented.

Patient visits is the number of unique patient visits during the periods presented.

Average daily visits per clinic is patient visits divided by the number of days in which normal business operations were conducted during the periods presented and further divided by the average number of clinics in operation during the periods presented.

Clinics are outpatient physical therapy clinics that are either owned or managed by the Company or one of its subsidiaries.

ABOUT U.S. PHYSICAL THERAPY, INC.

Founded in 1990, U.S. Physical Therapy, Inc. owns and/or manages 772 outpatient physical therapy clinics in 43 states. USPH clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, treatment for neurologically-related injuries and rehabilitation of injured workers. USPH also has an industrial injury prevention business which provides onsite services for clients’ employees including injury prevention and rehabilitation, performance optimization, post-offer employment testing, functional capacity evaluations, and ergonomic assessments.
More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.

U.S. Physical Therapy Press Release	Page 9
February 26, 2025

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended		For the Year Ended
	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023

Net patient revenue	$150,060	$131,452	$560,553	$514,556
Other revenue	30,387	23,349	110,792	90,246
Net revenue	180,447	154,801	671,345	604,802
Operating cost:
Salaries and related costs	109,494	90,633	399,394	353,390
Rent, supplies, contract labor and other	30,863	28,139	118,910	108,596
Depreciation and amortization	5,470	3,927	17,853	14,960
Provision for credit losses	1,847	1,572	6,912	6,172
Clinic closure costs - lease and other	246	14	4,355	175
Total operating cost	147,920	124,285	547,424	483,293

Gross profit	32,527	30,516	123,921	121,509

Corporate office costs	15,571	13,901	58,290	51,953
Impairment of goodwill and other intangible assets	-	17,495	-	17,495
Impairment of assets held for sale	2,418	-	2,418	-
Operating income (loss)	14,538	(880)	63,213	52,061

Other (expense) income
Interest expense, debt and other	(2,049)	(2,010)	(8,015)	(9,303)
Interest income from investments	306	1,583	3,941	3,774
Change in fair value of contingent earn-out consideration	5,113	(1,747)	(219)	(1,550)
Change in revaluation of put-right liability	54	2,926	(82)	2,582
Equity in earnings of unconsolidated affiliate	264	149	1,014	955
Relief Funds	-	-	-	467
Other	96	85	357	390

Total other (expense) income	3,784	986	(3,004)	(2,685)
Income before taxes	18,322	106	60,209	49,376

Provision for income taxes	5,828	1,399	14,609	12,156
Net income (loss)	12,494	(1,293)	45,600	37,220

Less: Net (income) loss attributable to non-controlling interest:
Redeemable non-controlling interest - temporary equity	(2,505)	3,190	(10,044)	(4,426)
Non-controlling interest - permanent equity	(745)	(1,241)	(4,132)	(4,555)
	(3,250)	1,949	(14,176)	(8,981)

Net income attributable to USPH shareholders	$9,244	$656	$31,424	$28,239

Basic and diluted earnings (loss) per share attributable to USPH shareholders (1)	$0.52	$(0.38)	$1.84	$1.28

Shares used in computation - basic and diluted	15,089	14,987	15,064	14,188

Dividends declared per common share	$0.44	$0.43	$1.76	$1.72

(1) See page 13 of this press release for the calculation of basic and diluted earnings per share.

U.S. Physical Therapy Press Release	Page 10
February 26, 2025

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(IN THOUSANDS)

	Three Months Ended		For the Year Ended
	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023

Net income (loss)	$12,494	$(1,293)	$45,600	$37,220
Other comprehensive income (loss)
Unrealized gain (loss) on cash flow hedge	1,960	(3,982)	23	(1,642)
Tax effect at statutory rate (federal and state)	(500)	1,017	(6)	420
Comprehensive income (loss)	$13,954	$(4,258)	$45,617	$35,998

Comprehensive (income) loss attributable to non-controlling interest	(3,250)	1,949	(14,176)	(8,981)
Comprehensive income (loss) attributable to USPH shareholders	$10,704	$(2,309)	$31,441	$27,017

U.S. Physical Therapy Press Release	Page 11
February 26, 2025

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(IN THOUSANDS, EXCEPT SHARES AND PER SHARE AMOUNTS)

	December 31, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$41,362	$152,825
Patient accounts receivable, less provision for credit losses of $3,506 and $2,736, respectively	59,040	51,866
Accounts receivable - other	26,626	17,854
Other current assets	10,555	10,830
Total current assets	137,583	233,375
Fixed assets:
Furniture and equipment	68,128	63,982
Leasehold improvements	51,105	46,941
Fixed assets, gross	119,233	110,923
Less accumulated depreciation and amortization	(87,093)	(84,821)
Fixed assets, net	32,140	26,102
Operating lease right-of-use assets	133,936	103,431
Investment in unconsolidated affiliate	12,190	12,256
Goodwill	667,152	509,571
Other identifiable intangible assets, net	179,311	109,682
Other assets	5,155	2,821
Total assets	$1,167,467	$997,238

LIABILITIES, REDEEMABLE NON-CONTROLLING INTEREST, USPH SHAREHOLDERS’ EQUITY AND NON-CONTROLLING INTEREST
Current liabilities:
Accounts payable - trade	$5,936	$3,898
Accrued expenses	59,513	55,344
Current portion of operating lease liabilities	39,835	35,252
Current portion of term loan and notes payable	10,999	7,691
Total current liabilities	116,283	102,185
Notes payable, net of current portion	903	1,289
Revolving facility	11,000	-
Term loan, net of current portion and deferred financing costs	130,627	137,702
Deferred taxes	29,465	24,815
Operating lease liabilities, net of current portion	101,868	76,653
Other long-term liabilities	18,275	2,356
Total liabilities	408,421	345,000

Redeemable non-controlling interest - temporary equity	269,025	174,828

Commitments and Contingencies

U.S. Physical Therapy, Inc. ("USPH") shareholders’ equity:
Preferred stock, $.01 par value, 500,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $.01 par value, 20,000,000 shares authorized,
17,309,120 and 17,202,291 shares issued, respectively	172	172
Additional paid-in capital	290,321	281,096
Accumulated other comprehensive gain	2,799	2,782
Retained earnings	227,265	223,772
Treasury stock at cost, 2,214,737 shares	(31,628)	(31,628)
Total USPH shareholders’ equity	488,929	476,194
Non-controlling interest - permanent equity	1,092	1,216
Total USPH shareholders' equity and non-controlling interest - permanent equity	490,021	477,410
Total liabilities, redeemable non-controlling interest,
USPH shareholders' equity and non-controlling interest - permanent equity	$1,167,467	$997,238

U.S. Physical Therapy Press Release	Page 12
February 26, 2025
U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)

	Year Ended
	December 31, 2024	December 31, 2023
OPERATING ACTIVITIES
Net income including non-controlling interest	$45,600	$37,220
Adjustments to reconcile net income including non-controlling interest to net cash provided by operating activities:
Depreciation and amortization	18,681	15,695
Provision for credit losses	6,912	6,172
Equity-based awards compensation expense	7,823	7,236
Amortization of debt issue costs	422	420
Change in deferred income taxes	5,365	4,490
Change in revaluation of put-right liability	82	(2,582)
Change in fair value of contingent earn-out consideration	219	1,550
Equity of earnings in unconsolidated affiliate	(1,014)	(955)
Loss on sale of clinics and fixed assets	836	166
Impairment of goodwill and other intangible assets	-	17,495
Impairment of assets held for sale	2,418	-
Changes in operating assets and liabilities:
Increase in patient accounts receivable	(5,346)	(5,645)
Increase in accounts receivable - other	(6,548)	(356)
Increase in other current and long term assets	(818)	(197)
Decrease in accounts payable and accrued expenses	1,713	15
(Increase) decrease in accounts payable and accrued expenses	(1,405)	1,254
Net cash provided by operating activities	74,940	81,978

INVESTING ACTIVITIES
Purchase of fixed assets	(9,186)	(9,294)
Purchase of majority interest in businesses, net of cash acquired	(133,087)	(26,582)
Purchase of redeemable non-controlling interest, temporary equity	(8,052)	(10,986)
Purchase of non controlling interest, permanent equity	(1,004)	(281)
Proceeds on sale of non-controlling interest, permanent equity	26	102
Proceeds on sale of partnership interest - redeemable non-controlling interest, temporary equity	79	875
Distributions from unconsolidated affiliate	1,080	830
Other	694	321
Net cash used in investing activities	(149,450)	(45,015)

FINANCING ACTIVITIES
Proceeds from issuance of common stock pursuant to the secondary public offering, net of issuance costs	-	163,646
Proceeds from revolving facility	19,000	24,000
Distributions to non-controlling interest, permanent and temporary equity	(14,711)	(16,100)
Cash dividends paid to shareholders	(26,540)	(24,128)
Payments on revolving facility	(8,000)	(55,000)
Principal payments on notes payable	(2,952)	(4,400)
Payments on term loan	(3,750)	(3,750)
Net cash (used in) provided by financing activities	(36,953)	84,268

Net (decrease) increase in cash and cash equivalents	(111,463)	121,231
Cash and cash equivalents - beginning of period	152,825	31,594
Cash and cash equivalents - end of period	$41,362	$152,825

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Income taxes	$4,832	$4,926
Interest paid	7,209	8,655
Non-cash investing and financing transactions during the period:
Purchase of businesses - seller financing portion	2,060	1,815
Liabilities assumed associated with a purchase of a business	670	524
Fair market value of initial contingent consideration related to purchase of businesses	17,672	200
Notes payable related to purchase of redeemable non-controlling interest, temporary equity	71	1,087
Notes payable related to the purchase of non-controlling interest, permanent equity	-	200
Notes receivable related to sale of redeemable non-controlling interest	1,890	4,136
Notes receivable related to the sale of non-controlling interest, permanent equity	282	458
Offset to notes receivable associated with purchase of redeemable non-controlling interest	726	-
Issuance of restricted stock related to purchase of business	$1,500	$-

U.S. Physical Therapy Press Release	Page 13
February 26, 2025

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
ADJUSTED EBITDA AND OPERATING RESULTS

The following tables provide details of the basic and diluted earnings per share computation and reconcile net income attributable to USPH shareholders calculated in accordance with GAAP to Adjusted EBITDA, Operating Results and other non-GAAP measures. Management believes providing Adjusted EBITDA, Operating Results, and other non-GAAP measures to investors is useful information for comparing the Company's period-to-period results as well as for comparing with other similar businesses since most do not have redeemable instruments and therefore have different equity structures. Additionally, Management believes that these non-GAAP measures provide useful supplemental information to investors, analysts, and other stakeholders in assessing the Company’s operational performance and financial trends. Management uses Adjusted EBITDA, Operating Results and other non-GAAP measures, which eliminate certain items described above that can be subject to volatility and unusual costs, as the principal measures to evaluate and monitor financial performance period over period.

Adjusted EBITDA, a non-GAAP measure, is defined as net income attributable to USPH shareholders before interest income, interest expense, taxes, depreciation, amortization, change in fair value of contingent earn-out consideration, payments received from the federal government under the Corona virus Aid, Relief and Economic Security Act (“Relief Funds”), changes in revaluation of put-right liability, equity-based awards compensation expense, clinic closure costs, non-cash impairment charges, business acquisition related costs and other income and related portions for non-controlling interests.

Operating Results, a non-GAAP measure, equals net income attributable to USPH shareholders less, changes in revaluation of a put-right liability, Relief Funds, clinic closure costs, changes in fair value of contingent earn-out consideration, business acquisition related costs, non-cash impairment charges and any allocations to non-controlling interests, all net of taxes. Operating Results per share also excludes the impact of the revaluation of redeemable non-controlling interest and the associated tax impact.

Adjusted EBITDA, Operating Results and other non-GAAP measures presented are not measures of financial performance under GAAP. Adjusted EBITDA, Operating Results and other non-GAAP measures should not be considered in isolation or as an alternative to, or substitute for, net income attributable to USPH shareholders presented in the consolidated financial statements.

U.S. Physical Therapy Press Release	Page 14
February 26, 2025

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
ADJUSTED EBITDA, OPERATING RESULTS AND EARNINGS PER SHARE
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three Months Ended		For the Year Ended
	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023
	(In thousands, except per share data)
Adjusted EBITDA (a non-GAAP measure)
Net income attributable to USPH shareholders	$9,244	$656	$31,424	$28,239
Adjustments:
Provision for income taxes	5,828	1,399	14,609	12,156
Depreciation and amortization	5,685	4,113	18,681	15,695
Interest expense, debt and other, net	2,049	2,010	8,015	9,303
Interest income from investments	(306)	(1,583)	(3,941)	(3,774)
Impairment of goodwill and other intangible assets	-	17,495	-	17,495
Impairment of assets held for sale	2,418	-	2,418	-
Equity-based awards compensation expense	1,986	1,785	7,823	7,236
Change in revaluation of put-right liability	(54)	(2,926)	82	(2,582)
Change in fair value of contingent earn-out consideration	(5,113)	1,747	219	1,550
Clinic closure costs (1)	246	14	4,355	175
Business acquisition related costs (2)	505	-	819	-
Relief Funds	-	-	-	(467)
Other income	(96)	(85)	(357)	(390)
Allocation to non-controlling interests	(590)	(5,623)	(2,379)	(6,724)
	$21,802	$19,002	$81,768	$77,912

Operating Results (a non-GAAP measure)
Net income attributable to USPH shareholders	$9,244	$656	$31,424	$28,239
Adjustments:
Impairment of goodwill and other intangible assets	-	17,495	-	17,495
Impairment of assets held for sale	2,418	-	2,418	-
Change in fair value of contingent earn-out consideration	(5,113)	1,747	219	1,550
Change in revaluation of put-right liability	(54)	(2,926)	82	(2,582)
Clinic closure costs (1)	246	14	4,355	175
Business acquisition related costs (2)	505	-	819	-
Relief Funds	-	-	-	(467)
Allocation to non-controlling interest	(8)	(5,251)	(521)	(5,196)
Tax effect at statutory rate (federal and state)	513	(2,830)	(1,884)	(2,804)
	$7,751	$8,905	$36,912	$36,410

Operating Results per share (a non-GAAP measure)	$0.51	$0.59	$2.45	$2.57

Earnings per share
Computation of earnings per share - USPH shareholders:
Net income attributable to USPH shareholders	$9,244	$656	$31,424	$28,239
Charges to retained earnings:
Revaluation of redeemable non-controlling interest	(1,806)	(8,577)	(4,964)	(13,565)
Tax effect at statutory rate (federal and state)	462	2,191	1,268	3,466
	$7,900	$(5,730)	$27,728	$18,140

Earnings per share (basic and diluted)	$0.52	$(0.38)	$1.84	$1.28

Shares used in computation - basic and diluted	15,089	14,987	15,064	14,188

(1) Costs associated with the closure of 2 and 45 clinics during the 2024 Fourth Quarter and 2024 Year, respectively. Closure costs in the 2023 Fourth Quarter and 2023 Year were not material.
(2) Primarily consists of legal and consulting expenses related to the acquisition of 50% equity interest in a management services organization that provides management and administrative services to 50 physical therapy clinics.

U.S. Physical Therapy Press Release	Page 15
February 26, 2025

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES TO THE MOST COMPARABLE GAAP MEASURES
(IN THOUSANDS, EXCEPT PER SHARE DATA AND PERCENTAGES)

The tables below reconcile other non-GAAP measures to the most directly comparable GAAP measures.
	Three Months Ended
	December 31, 2024				December 31, 2023
	As Reported (GAAP)	Closure Costs (1)	Non-Cash Impairment (2)	As Adjusted (Non-GAAP)	As Reported (GAAP)	Closure Costs (1)	Non-Cash Impairment (2)	As Adjusted (Non-GAAP)
	(in thousands, except per share data, and percentages)
Operating income (loss)	$ 14,538	$ 246	$ 2,418	$ 17,202	$ (880)	$ 14	$ 17,495	$ 16,629
Provision for taxes	5,828	(63)	(618)	5,147	1,399	(4)	(3,129)	(1,734)
Minority interest	(3,250)	24	-	(3,226)	1,949	2	(5,249)	(3,298)
USPH Net Income	9,244	207	1,800	11,251	656	12	9,117	9,785
Earnings per share	$ 0.52	$ 0.01	$ 0.12	$ 0.65	$ (0.38)	$ 0.00	$ 0.61	$ 0.23

	For the Year Ended
	December 31, 2024				December 31, 2023
	As Reported (GAAP)	Closure Costs (1)	Non-Cash Impairment (2)	As Adjusted (Non-GAAP)	As Reported (GAAP)	Closure Costs (1)	Non-Cash Impairment (2)	As Adjusted (Non-GAAP)
	(in thousands, except per share data, and percentages)
Operating costs	$ 547,424	$ (4,355)	$ -	$ 543,069	$ 483,293	$ (175)	$ -	$ 483,118
Gross profit	123,921	4,355	-	128,276	121,509	175	-	121,684
Gross margin	18.5%	*	*	19.1%	20.1%	*	*	20.1%
Operating income	63,213	4,355	2,418	69,986	52,061	175	17,495	69,731
Provision for taxes	14,609	(1,113)	(618)	12,878	12,156	(45)	(3,129)	8,982
Minority interest	(14,176)	492	-	(13,684)	(8,981)	20	(5,249)	(14,210)
USPH Net Income	31,424	3,734	1,800	36,958	28,239	150	9,117	37,506
Earnings per share	$ 1.84	$ 0.25	$ 0.12	$ 2.21	$ 1.28	$ 0.01	$ 0.64	$ 1.93

Segment information - Physical Therapy Operations
Operating costs	$ 470,485	$ (4,355)	$ -	$ 466,130	$ 421,484	$ (175)	$ -	$ 421,309
Gross profit	$ 103,948	$ 4,355	$ -	$ 108,303	$ 105,064	$ 175	-	$ 105,239
Gross margin	18.1%	*	*	18.9%	20.0%	*	*	20.0%

(1)    Costs associated with the closure of 45 clinics during the 2024 Year.  Closure costs for the comparable prior year periods were not material.  We believe that presenting this information will allow investors to evaluate the performance of the Company's business more objectively.
(2)    A non-cash impairment charge of $2.4 million was recognized during the 2024 Fourth Quarter related to the impairment of assets held for sale, while $17.5 million of a non-cash impairment charge was recognized during the 2023 Fourth Quarter related to a reporting unit in the Company’s IIP segment.

* Not meaningful

U.S. Physical Therapy Press Release	Page 16
February 26, 2025

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL AND PERFORMANCE METRICS

Revenue Metrics
	Number of Clinics (2)		Net Rate Per Patient Visit (1)		Patient Visits (1)		Average Daily Visits Per Clinic (1)
	2024	2023	2024	2023	2024	2023	2024	2023
First Quarter	679	647	$103.37	$103.12	1,268,002	1,227,490	29.5	29.8
Second quarter	681	656	$105.05	$102.03	1,335,335	1,267,140	30.6	30.4
Third quarter	661	672	$105.65	$102.37	1,317,051	1,242,954	30.1	29.7
Fourth quarter	729	671	$104.73	$103.68	1,432,801	1,267,842	31.7	29.9
Year	729	671	$104.71	$102.80	5,353,189	5,005,426	30.4	30.0

(1)	See definition of the metrics above in the Glossary of Terms – Revenue Metrics on page 8.
(2)
The Company also has management contracts whereby it manages clinics owned by third parties. In addition to the clinic count shown above, as of December 31, 2024, the Company managed 39 clinics through the aforementioned management contracts bringing the total owned/managed clinics to   768.  As of December 31, 2023, the Company managed 43 clinics bringing the total owned/managed clinics to 714.

Clinic Count Roll Forward (1)
	For the Three Months Ended		For the Year Ended
	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Number of clinics owned or managed, beginning of period	661	672	671	640
Additions (2)	70	6	103	46
Closed or sold	(2)	(7)	(45)	(15)
Number of clinics owned or managed, end of period	729	671	729	671

(1)
The Company also manages clinics owned by third parties through management contracts. In addition to the clinic count shown above, as of December 31, 2024, the Company managed 39 clinics bringing the total owned/managed clinics to 768.  As of December 31, 2023, the Company managed 43 clinics bringing the total owned/managed clinics to 714.

(2)	Includes clinics added through acquisitions.